Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES ANNOUNCES STRATEGIC REORGANIZATION

•	New Structure Focuses and Commits to Core SBS Business

•	Company to Seek Disposition of Non-Core Assets

•	David Case, CEO, Named Special Advisor to Board of Directors

•	Donna Witkowski Promoted to SBS President

•	Michael Zapata Appointed Executive Chairman, President of Schmitt

PORTLAND, OR, November 27, 2018 – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced a strategic reorganization that will position the company to capitalize on the growing SBS Balancer business, while streamlining the company and maximizing shareholder value through the disposition of non-core assets.

The new Schmitt structure organizes the core SBS Balancer business under Donna Witkowski, who is being promoted to SBS President. David Case will transition from CEO and President of Schmitt Industries to serve as Special Advisor to the Board of Directors to steward the reorganization through mid-April 2019. All product lines—SBS, Xact and Acuity—will report to Michael Zapata, the newly appointed Executive Chairman and President of Schmitt Industries. These changes will take effect December 1, 2018.

“We are strategically positioning Schmitt for the future and committing to a more effective SBS business to better serve customers worldwide, increase growth, and maximize shareholder value,” said Michael Zapata, Executive Chairman and President, Schmitt Industries. “On behalf of the Board I’d like to thank David Case for his leadership and dedication over these years. His commitment to Schmitt will continue to play a key role as he serves as Special Advisor to the Board during this reorganization.”

Executive Chairman and President of Schmitt

Michael Zapata was recently elected to Schmitt’s Board of Directors. He has an engineering degree from Texas A&M University and an MBA from Columbia University. Mr. Zapata is the founding member of Sententia Capital Management, LLC, a value-based fund. Prior to founding Sententia he served as a Special Operations Officer in the U.S. Navy from 2001-2010.

“The Schmitt Board has made a strategic decision to appoint Michael as Executive Chairman and President to oversee this reorganization. He comes with a unique combination of leadership, strategy development, and operational execution on a global scale that we believe will serve both our customers and shareholders well,” Michael Ellsworth, Chairman of the Board of Directors, said.

Schmitt Leadership Team

With these changes, the Schmitt Leadership Team will be structured as:

•	Michael Zapata, Executive Chairman and President

•	Ann Ferguson, Chief Financial Officer; Xact General Manager

•	Donna Witkowski, SBS President

•	Kelvin Woltring, North American Sales Manager; SBS Product Line Manager

•	Al Hooton, Chief Technology Officer; Acuity General Manager

SBS President

Donna Witkowski has been promoted to SBS President and will lead the SBS team as they focus on growth and optimization to support Schmitt’s world-wide customer base. She will report to the Executive Chairman. After 5 years with Coca Cola Refreshments as a Production Manager, Witkowski accepted a Production Manager position with Schmitt Industries in 2016 covering the SBS, Acuity, and XACT product lines. In January of 2018 she was promoted and took on the added responsibility of Supply Chain Management. With a Bachelor’s Degree in Engineering and a Master’s in Business Administration, Donna’s focus on streamlining operations and developing processes has resulted in greatly improved customer deliveries as well as decreased costs.

SBS Product Line Manager

Kelvin Woltring has assumed the role of SBS Product Line Manager and will partner with Donna to direct customer base growth and product development. Woltring joined Schmitt’s engineering team in 1999 and has been instrumental in product development for both the SBS and Xact business lines. In 2017, Kelvin was promoted to SBS Sales Manager for the North American and Japanese markets.

“Since joining Schmitt, Donna has proven herself a strong executor with a keen understanding of team integration. I am confident in Donna’s ability to lead the core SBS business with her team and deliver enhanced execution and performance for the growing customer base and industry. Further, Kelvin Woltring’s understanding of our customers’ needs and product knowledge will be key in future product development to lead the way in the grinding industry,” David Case, Special Advisor to the Board, said. “I’d like to thank the entire Schmitt team as they have worked tirelessly to set the Company up for success and I am eager to assist the Company during this transition.”

Board of Directors

The Board of Directors has expanded the Strategic Advisory Committee, which now consists of Charlie Davidson, Andrew Hines and Michael Zapata. The Committee will help to assess incoming proposals and advise on the strategic direction of the Company.

Schmitt also announces the retirement of Michael Ellsworth, as Chairman and director, which will be effective December 1, 2018. Mr. Ellsworth has been a director since 2006 and served as Chairman since 2017. Effective December 1, 2018, the Board of Directors will consist of Charlie Davidson, Andrew Hines, Michael Zapata and David Hudson. Messrs. Davidson and Hines will comprise the Audit Committee, Compensation Committee and Nominating Committee. The Board vacancy, created by Mr. Ellsworth’s retirement, is expected to be filled in the near future to comply with NASDAQ independence rules.

The Board of Directors expresses its gratitude to Mr. Ellsworth for his years of service and leadership. “Those who know Michael personally admire him not only for his business judgment but for his personal values and beliefs,” Mr. Zapata said. “We thank him for his service and dedication and wish him well on behalf of the entire Company and Board.”

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China. For the Measurement Segment, the Company has two core product lines: the Acuity® product line, which consists of sales of laser and white light sensor distance measurement and dimensional sizing products; and the Xact® product line, which consists of sales of remote tank monitoring products that measure the fill levels of tanks holding propane, diesel and other tank-based liquids and revenues from the related monitoring services associated with the transmission of data from the tanks to a secure web site.

For more information contact: Ann M. Ferguson, CFO and Treasurer, (503) 227-7908

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